Exhibit 28 (j)(1) under Form N-1A

Exhibit 23 under item 601/REG. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 223 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Hermes Income Securities Trust (formerly, Federated Income Securities Trust) and to the incorporation by reference of our report, dated May 22, 2020, on Federated Hermes Floating Rate Strategic Income Fund (formerly, Federated Floating Rate Strategic Income Fund) (one of the portfolios constituting Federated Hermes Income Securities Trust) included in the Annual Shareholder Report for the fiscal year ended March 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 22, 2020